Exhibit 5.1

(269) 337-7700

July 7, 2021

Helius Medical Technologies, Inc.

645 Newtown Yardley Road

Suite 100

Newtown, PA 18940

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Helius Medical Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 100,000 shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), to be issued pursuant to awards under the Helius Medical Technologies Inc. 2021 Inducement Plan, as amended (the “Plan”).

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the shares of Common Stock to be offered by the Company under the Plan pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with the Plan and the awards thereunder, the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman LLP
Honigman LLP

ME/EJJ/RZK

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402